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                                                                   Exhibit 23.3


KPMG

     One Arizona Center
     400 E. Van Buren Street
     Suite 1100
     Phoenix, AZ 85004


The Board of Directors
Citadel Broadcasting Company:



We consent to the use of our report dated February 14, 1997 on the consolidated balance sheets of Deschutes River Broadcasting, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended included herein and to the reference to our firm under the heading "Independent Auditors" in the registration statement.


                                                                  /s/ KPMG LLP


Portland, Oregon
February 16, 1999